State of Delaware
Secretary of State
Division of Corporations
Delivered 04:39 PM 10/10/2023
FILED 04:39 PM 10/10/2023
SR 20233699581 - File Number 4393713

CERTIFICATE OF OWNERSHIP AND MERGER

OF

AUGUSTA GOLD CORP.
a Delaware corporation

WITH AND INTO

AUGUSTA GOLD CORP.
a Nevada corporation

Pursuant to Title 8, Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), Augusta Gold Corp., a Delaware corporation (the "Corporation"), does hereby certify to the following information relating to the merger (the "Merger") of the Corporation with and into Augusta Gold Corp., a Nevada corporation (the "Subsidiary"), with the Subsidiary remaining as the surviving corporation immediately following the Merger (the "Surviving Corporation"):

FIRST: The Corporation owns 100% of the outstanding shares of capital stock of the Subsidiary.

SECOND: The board of directors of the Corporation, by resolutions duly adopted by unanimous written consent on July 25, 2023 and as set forth in Exhibit A attached hereto, determined to merge the Corporation with and into the Subsidiary pursuant to Section 253 of the DGCL. The Merger was approved by the stockholders of the Corporation on September 7, 2023 by the affirmative vote of a majority of the outstanding shares of common stock of the Corporation, entitled to vote thereon, at a meeting duly called for the purpose.

THIRD: The Subsidiary shall be the surviving corporation of the Merger.

FOURTH: That the articles of incorporation of the Subsidiary, as in effect immediately prior to the Merger, shall be the articles of incorporation of the Surviving Corporation with no amendment thereto immediately following the Merger.

FIFTH: Upon effectiveness of the Merger, each issued and outstanding share of Common Stock shall automatically and without any further action on the part of the holder thereof be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

SIXTH: That this Certificate of Ownership and Merger shall be effective at 11:59 pm ET, on October 11, 2023.

SEVENTH: The Surviving Corporation agrees that it may be served with process in this State in any proceeding for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of the State of Delaware as agent of the Surviving Corporation to accept services of process in any such suit or other proceeding. The Secretary of State of the State of Delaware shall mail any such process to the Surviving Corporation at Suite 555 – 999 canada Place, Vancouver, BC, Canada V6C 3E1.

[Signature Page Follows Immediately.]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer on the 6th day of October 2023.

AUGUSTA GOLD CORP.,
a Delaware corporation

By: ______________________
Name: Purni Parikh
Title: Senior Vice President, Corporate Affairs

Exhibit A

Resolutions of the Board of Directors

July 25, 2023

REINCORPORATION

WHEREAS, the Board deems it advisable and in the Company's best interests for the Company to reincorporate from a Delaware corporation into a Nevada corporation by way of a merger with and into a wholly-owned subsidiary of the Company formed in Nevade for such purpose (hereinafter, the "**Merger**") pursuant to Nevada Revised Statutes ('**NRS**") Section 92A.120 and Section 253 of the Delaware General Corporation Law (the "**DGCL**") and in accordance with the Agreement and Plan of Merger, attached hereto as **Exhibit A** (the "**Plan of Merger**") by and between the Company and Augusta Gold Corp., a Nevada corporation ("**Augusta Gold Nevada**").

RESOLVED THAT:

1. That the Plan of Merger be, and it hereby is, authorized and approved as the plan of merger for all purposes necessary or appropriate under NRS Section 92A.100 and Section 253 of the DGCL, the Merger between the Company and Augusta Gold Nevada with Augusta Gold Nevada surviving and the stockholders of the Company receiving a pro rata issuance of stock of Augusta Nevada for their shares of common stock of the Company on surrender of any certificates therefor is hereby authorized and approved and any one officer is hereby authorized to enter into the Plan of Merger with Augusta Gold Nevada and fulfill the Company's obligations pursuant thereto.

2. That the Board does hereby recommend that the Plan of Merger and the Merger thereunder be presented to the stockholders of the Company for their approval pursuant to Section 253 of the DGCL at the AGM and the Board does hereby recommend to the stockholder of the Company that they approve the Plan of Merger and the Merger thereunder.

3. The Board does hereby authorize and approve any one officer of the Company forming Augusta Gold Nevada for the purpose of completing the Merger pursuant to the Plan of Merger.

4. That if and when the stockholders approve the Plan of Merger, the appropriate officers of the Company be, and they hereby are, authorized and directed, for and on behalf of the Company, to do and perform any and all such acts, including execution of any and all documents and certificates, necessary to consummate the Merger, including, without limitation, the filing of appropriate Articles of Merger with the Secretary of State of the State of Nevada, a Certificate of Merger with the Secretary of State of the State of Delaware, and the Articles of Incorporation with the Secretary of State of the State of Nevada, in materially the form attached hereto as **Exhibit B** (the "**Nevada Articles**"), and and all other documents, certificates and other instruments as they deem necessary or advisable in order to effectuate the Merger.

5. The Nevada Articles are hereby authorized and approved as the Articles of Augusta Gold Nevada following the consummation of the Merger and the bylaws of Augusta Gold Nevada in materially the form as attached hereto as **Exhibit C** are hereby authorized and approved as the bylaws of Augusta Gold Nevada following the consummation of the Merger.

6. That any actions taken by officers of the Company in connection with the Merger prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed, and approved as the acts and deeds of the Company.